EXHIBIT 10.1

Web Site Design Contract

This AGREEMENT is dated and in effect as of the June 1, 2013, between Argan Beauty Corp., hereafter referred to as "Client" and Smart Creations, hereafter referred to as "Consultant". This agreement is with respect to the design of Argan Beauty Corp. website, hereinafter referred to as the "Work."

Whereas, Consultant is a professional web designer of good standing; Whereas, Client wishes Consultant to create certain Work described more fully herein; and Whereas, Consultant wishes to create such Work; Now, therefore, in consideration of the foregoing premises and the mutual covenants hereinafter set forth and other valuable considerations, the parties hereto agree as follows:

CONFIDENTIALITY:

The Client and Consultant may disclose confidential information one to the other to facilitate work under this Agreement. Such information shall be so identified in writing at the time of its transmittal, and shall be safeguarded and not disclosed to third parties by the receiving party. Confidential information shall not include information that:

1.	is already known to the party to which it is disclosed;
2.	is or becomes part of the public domain without breach of this Agreement;
3.	is obtained from third parties, which have no obligations to keep confidential to the parties to this Agreement.

DESCRIPTION OF WORK:

a)	The website will have the following sections : Home/About us/ Products/Contact us/ Argan Oil/ ArganOil Uses.
b)
Argan Beauty Corp. will provide Smart Creations with all the necessary information regarding ourselves and information about out products. We will give a clear image of what we expect from the web design of our website.

c)	Ability to submit order requests and/or contact us via email linked to our website.
d)
Customizable forms to capture valuable info from customers, addition of order forms to make it faster and easier for our customers to order products online, maps and driving directions for locals, Twitter account will also be added as a way of communicating with potential clients.

e)	Website has to fully work in multiple browsers and multiple versions of code/pages. It has to havea corporate design and clear message to our customer in Deutschland.
f)
The website has to be supported by the following versions: Microsoft® Internet Explorer versions 5 and higher, Netscape Navigator/ Communicator version 4 and higher, Mozilla Firefox version 1.0 and above. The website will also need to include a mobile version in order for it to be viewed on the cellular phone.

PAYMENT SCHEDULE:

The full length of this contract is as follows:

Starting date is 1 day of July, 2013 and estimated completion* date is 30 day of August, 2013 for the total amount of $300.

The amount of $300 is due on completion date, and prior to file relinquishment, or upload and/or assembly of website on Client's web server.

DUE DATES:

Consultant agrees to deliver samples of design on dates as agreed upon in the Proposal. Consultant will make every effort to meet agreed upon due dates. The Client should be aware that failure to submit required information or materials may cause subsequent delays in the production. Client delays could result in significant delays in delivery of finished work.

FEES & ADDITIONAL SERVICES:

Any work the Client wishes Consultant to create, which is not specified in the DESCRIPTION section of this agreement, or in the attached Proposal will be considered an additional service. Such Work shall require a separate Agreement and payment separate from and above that specified in this Agreement.

ASSIGNMENT OF WORK:

Consultant reserves the right to assign other designers or subcontractors to the Work to ensure quality and on-time completion.

RESERVATION OF RIGHTS:

All rights not expressly granted hereunder are reserved to Consultant, including but not limited to all rights in sketches, comps, or other preliminary materials.

PERMISSIONS AND RELEASES:

The Client agrees to indemnify and hold harmless Consultant against any and all claims, costs, and expenses, including attorney's fees, due to materials included in the Work at the request of the Client for which no copyright permission or previous release was requested or uses which exceed the uses allowed pursuant to a permission or release.

PUBLICATION:

The Client may publish or disclose information regarding the Work and shall acknowledge the support of Consultant in all such publications. The Client will not use the name of Consultant, in any advertising or publicity without the prior written approval from the Consultant. The Consultant will not use the name of Client, in any advertising or publicity without the prior written approval from the Client.

COPYRIGHT NOTICE:

Copyright is in Consultant's name. Upon completion of Work, the copyright will only be released to the Client upon the Consultant's signing of the Release of Copyright.

TERMINATION:

Either party may terminate this Agreement by giving 30 days written notice to the other of such termination. In the event that Work is postponed or terminated at the request of the Client, Consultant shall have the right to bill pro rata for work completed through the date of that request, while reserving all rights under this Agreement. If additional payment is due, this shall be payable within thirty days of the Client's written notification to stop work. In the event of termination, the Client shall also pay any expenses incurred by Consultant and the Consultant shall own all rights to the Work. The Client shall assume responsibility for all collection of legal fees necessitated by default in payment.

The Client and Consultant are independent parties and nothing in this Agreement shall constitute either party as the employer, principal or partner of or joint venture with the other party. Neither the Client nor Consultant has any authority to assume or create any obligation or liability, either express or implied, on behalf of the other.

The undersigned agrees to the terms of this agreement on behalf of his or her organization or business.

On behalf of the Client: (s) Vitaliy Gorelik	Date: June 1, 2013

On behalf of Consultant: (s) Milan Sorbat	Date June 1, 2013